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Exhibit 99.5

News Release
January 28, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE ANNOUNCES ANNUAL SHAREHOLDER MEETING

    Carpinteria, CA—January 28, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) announces that the 1999 Annual Shareholder Meeting will take place on Friday, March 31, 2000 at 1:30 PM at the Miramar Hotel, 1555 S. Jameson Lane, Santa Barbara-Montecito, CA. The Board of Directors and Management invite Turbodyne's shareholders to attend the meeting. Turbodyne regrets the inconvenience of the delay, which was caused by the transition in management. The meeting agenda will be mailed together with the Proxy Statement.

    Shareholders on the Date of Record, February, 24, 2000, will receive an invitation, Proxy Statement and 1998 Annual Report by mail. The Date of Mailing is February 25, 2000. Shareholders holding their shares with depositories other than with the Company's Registrar, Transfer Agent and Depository, Montreal Trust, will be notified and served through either that depository, i.e. Euroclear or Cedel, or are invited to contact their bank or broker.

    Shareholders wishing to attend should bring their Depository Statement as of the Date of Record for registration and admittance purposes. Trustees should furnish proof of trusteeship and a list of Depository Statements as of the Date of Record for registration and admittance purposes. Pre-registration by e-mail via Turbodyne's website is welcome and recommended. Shareholders not attending are invited to send their Proxy Statements to Montreal Trust for arrival not later than March 29, 2000.

    Information about the Miramar Hotel can be found at: www.sbmiramar.com. Shareholders requiring accommodations are invited to contact the Miramar Hotel, telephone: 805-969-2203, and mention that they are attending Turbodyne's Annual Shareholder Meeting.

    The date for the subsequent 2000 Annual Shareholder Meeting is Friday, November 3, 2000.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development, manufacture and marketing of performance enhancement, fuel economy and pollution control products for internal combustion engines in the global automotive, transportation, construction, marine, mining and military industries.

    Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Business Development, Markus Kumbrink +49-69-975-44-665

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TURBODYNE ANNOUNCES ANNUAL SHAREHOLDER MEETING